Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 8, 2021

among

SELECT INTERIOR CONCEPTS, INC.,

ASTRO STONE INTERMEDIATE HOLDING, LLC

and

ASTRO STONE MERGER SUB, INC.

iii

iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 8, 2021 among Select Interior Concepts, Inc., a Delaware corporation (the “Company”), Astro Stone Intermediate Holding, LLC, a Delaware limited liability company (“Parent”), and Astro Stone Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation, and each issued and outstanding share of Company Stock immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 and Dissenting Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions” ); (iii) declared advisable this Agreement and the Transactions, subject to the terms and conditions set forth herein; and (iv) resolved to recommend that the Company’s stockholders vote to approve this Agreement;

WHEREAS, the respective Boards of Directors (or equivalent thereof) of Parent and Merger Subsidiary have unanimously approved and declared advisable this Agreement and the Transactions, including the Merger; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.1Definitions.

(a)As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the Transactions, any offer or proposal from a Third Party relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose net revenues, net income or assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries and that would have any of the effects specified in clause (i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Act of 1890, 15 U.S.C. §§ 1 et seq., the Clayton Act, 15 U.S.C. §§ 12-27 (including the HSR Act), the Federal Trade Commission Act, 15 U.S.C. §§ 41 et seq and any other antitrust, competition or trade regulation laws.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CARES Act” means, (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, including any successor or similar Applicable Law, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, (ii) the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority and (iii) the American Rescue Plan Act of 2021.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means March 31, 2021.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity Agreements” means the Contracts set forth on Section 1.1(a)(i) of the Company Disclosure Schedule.

“Company Equity Plans” means, collectively, (a) the Company Equity Agreements, (b) the Company’s 2017 Incentive Compensation Plan and (c) the Company’s 2019 Long-Term Incentive Plan.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other Third Party service providers) by the Company or any of its Subsidiaries.

“Company Stock” means the Class A Common Stock, $0.01 par value, of the Company.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal period ended March 31, 2021.

“Confidentiality Agreement” means the confidentiality agreement entered into prior to the date hereof between the Company and an Affiliate of Parent.

“Contract” means any written or oral contract, agreement, lease, sublease, license, note, mortgage, bond, indenture or other binding obligation (but excluding for purposes of this Agreement statements of work and service orders entered into in the ordinary course of business).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“Data Privacy and Security Requirements” means the following, in each case to the extent relating to data privacy, protection, or security and applying to the conduct of the business of the Company or any of its Subsidiaries: (i) all Applicable Laws including any related security breach notification requirements; (ii) the external past and present policies that are or were adopted by the Company or any of its Subsidiaries during such time period in which the Company or its Subsidiaries were bound thereby; (iii) the Payment Card Industry Data Security Standard (if and to the extent applicable to the Company); and (iv) Contracts to which the Company or any its Subsidiaries are parties.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any Alternative Debt Financing.

“Deferred Payroll Taxes” means any deferred payroll Taxes that are payable by the Company and its Subsidiaries after the Closing in any jurisdiction that relate to any period of service prior to the Closing, including (without duplication) payroll Taxes that relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and that are unpaid as of the Closing and are payable following the Closing as permitted by Section 2302(a) of the CARES Act, but calculated after giving effect to any Tax credits afforded under Applicable Law to reduce the amount of any such Taxes.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (ii) other material compensation or benefit plan, program, policy, agreement or arrangement, including any employment, consulting, stock option, stock purchase or other equity or equity-based, benefit, incentive compensation, profit sharing, savings, vacation, deferred compensation, severance, separation, termination, retention, change in control and other similar fringe, welfare plans, policies, programs, contracts, agreements or arrangements (whether or not in writing), in each case (x) that is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, including for the benefit of or relating to any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has or may have any material liability or obligations.

“Environmental Laws” means Applicable Laws and permits regulating or relating to occupational safety and health, pollution or the protection of the environment, or to human health as it relates to exposure to Hazardous Substances or environmental hazards.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other entity (whether or not incorporated) that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means (i) any officer or employee of any Governmental Authority, (ii) any person acting in an official capacity on behalf of a Governmental Authority, (iii) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (iv) any candidate for political office.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory or administrative authority, department, court, agency or official, including any political subdivision or instrumentality thereof or any arbitral body (public or private).

“Hazardous Substances” means any pollutants, contaminants, wastes, or other materials or substances that are regulated or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include oil, petroleum, petroleum-derived substances, radiation and radioactive materials, polychlorinated biphenyls, urea formaldehyde, perfluoroalkyl and polyfluoroalkyl substances, silica, radon, dust, noise, odors, mold, microbial matter, and asbestos or any materials containing asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including any principal, premium, accrued or unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith and deposits or advances of any kind to such Person), (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) for leases required to be capitalized under GAAP or classified as capital leases or finance leases in the financial statements, (iv) all liabilities for the deferred or unpaid purchase price of property, assets, securities or services, including all earn-out payments, seller notes, holdbacks or contingent payment obligations (excluding any such payments or obligations that are either speculative or not otherwise due and payable and excluding any trade payables or accrued expenses arising in the ordinary course of business), (v) for letters of credit, bank guarantees, sureties, performance bonds and other similar Contracts or arrangements entered into by or on behalf of such Person (in each case whether or not drawn, contingent or otherwise), (vi) arising out of interest rate or currency swap arrangements, hedging arrangements (including commodity hedging), or any other arrangements designed to provide protection against fluctuations in interest or currency rates or commodity prices, (vii) with respect of unpaid severance, incentive, transaction, retention or change in control bonuses owed to employees or other persons by the Company (including the employer’s share of unpaid payroll Taxes and any amounts payable to offset or gross up any excise or income Taxes attributable thereto), (viii) with respect to accrued, but unpaid, pension or similar retirement liability, (ix) any Deferred Payroll Taxes, (x) with respect to liabilities secured by any Lien (other than Permitted Liens) upon property or assets owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such liabilities, (xi) any declared but unpaid dividends (or dividend equivalents) with respect to any Company Stock or Company Equity Awards or (xii) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person of the type contemplated by the foregoing clauses (i) – (xi) (other than solely between or among the Company and its wholly owned Subsidiaries).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications, and all reissues, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part and reexaminations thereof, and industrial design rights (including utility model rights, design rights, and industrial property rights) and registrations and applications for registrations thereof; (ii) trademarks, service marks, trade names, corporate names, brand names, product names, trade dress, designs, logos, slogans, and all other designations of origin and rights therein, and together with all registrations, applications for registration, and renewals in connection with all of the foregoing and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), and copyrights, and all registrations, applications, and renewals in connection with all of the foregoing and all other rights corresponding thereto; (iv) Internet domain name registrations; (v) trade secrets, know-how (including technical data and product specifications, models, algorithms, processes, methodologies, methods), inventions (whether or not patentable or reduced to practice), invention disclosures, and confidential information (including customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) software (including executable code, object code, and source code), and all rights therein, and data, databases and data collections; (vii) moral rights, and rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons, and any social media accounts, rights, and identifiers; and (viii) all other intellectual property and any similar, corresponding or equivalent rights of any type.

“Knowledge” means with respect to the Company, the actual knowledge of the individuals listed on Section 1.1(a)(ii) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, restrictions on transfer, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to the Company, any fact, change, event, circumstance, occurrence or effect (i) having a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect for purposes of this clause (i): (A) changes in GAAP or changes in the accounting requirements applicable to any industry in which the Company or its Subsidiaries operate, (B) changes in the financial or securities markets or in general economic or political conditions in the United States, (C) changes of Applicable Law, (D) changes generally affecting the industry in which the Company or its Subsidiaries operate, (E) acts of war, sabotage or terrorism involving the United States of America, (F) changes specifically attributable to the announcement or consummation of the Transactions (except that this clause (F) will not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the announcement, pendency or consummation of the Transactions), (G) any failure by the Company or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, circumstance, occurrence or effect not otherwise excluded that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) at the prior written request of Parent after the date of this Agreement, (I) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement, (J) changes in the market price or trading volume of the shares of Company Stock (it being understood that this clause (J) shall not prevent a party from asserting that any fact, change, event, circumstance, occurrence or effect not otherwise excluded that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), or (K) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world; provided, further, however, that, with respect to clauses (A), (B), (C), (D), (E) and (K), such fact, change, event, development, circumstance, occurrence or effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in industries in which the Company or its Subsidiaries operate; or (ii) that would reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its material obligations under this Agreement or to consummate the Transactions prior to the End Date.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any fact, change, event, circumstance, occurrence or effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of Parent or Merger Subsidiary to perform its material obligations under this Agreement or to consummate the Transactions prior to the End Date.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due or payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (iv) Liens incurred in the ordinary course of business since the Company Balance Sheet Date and that would not, individually or in the aggregate, have a material and adverse effect on the Company, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use, occupancy and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) any Liens on title affecting a lessor’s (or sublessor’s) interest in any of the

Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vii) zoning, entitlement, building codes and other land use regulations, ordinances or other Applicable Laws imposed by any Governmental Authorities having jurisdiction over the Real Property that, in each case, do not adversely effect in any material respect the current use or value of the Real Property, and (viii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use, occupancy and operation of the applicable Real Property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sanctions Target” means: (i) any country or territory that is or has in the last five (5) years been the subject of country-wide or territory-wide economic sanctions, including, as of the date of this Agreement, Iran, Cuba, Syria, Crimea, Sudan, Venezuela, and North Korea; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or any equivalent list of sanctioned persons issued by the U.S. Department of State, the European Union, or other relevant Governmental Authorities; (iii) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide economic sanctions; or (iv) affiliated with, owned or controlled by, or acting on behalf of, any Person described in clauses (ii) and (iii), above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Security Incident” means actions that actually compromise the confidentiality, integrity, or availability of, or any other cyber or other security incident with respect to, any Company IT System or other trade secret or confidential information that is subject to applicable data breach reporting requirements of Applicable Law is stored, and which results in an obligation under Applicable Law to notify such security incident to regulators or consumers.  A Security Incident may include incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Systems, personal data, sensitive information, or trade secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” (including Section 203 of the DGCL) or other similar state anti-takeover law.

“Tax” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, margin, gross margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandonment, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b)Unless otherwise defined in Section 1.1(a), each of the following terms is defined on the page set forth opposite such term:

Acceptable Confidentiality Agreement	49	Indemnified Person	52
Adverse Recommendation Change	46	Insurance Policies	36
Agreement	5	Internal Controls	24
Alternative Acquisition Agreement	46	Intervening Event	49
Alternative Debt Commitment Letter	59	Labor Agreement	33
Alternative Debt Financing	59	Leased Real Property	27
Applicable Date	26	Material Contract	35
Certificates	16	Material Supplier	35
Closing	15	Merger	15
Company	5	Merger Consideration	15
Company Board Recommendation	21	Merger Subsidiary	5
Company Enforcement Expenses	71	Notice Period	48
Company Equity Awards	18	Parent	5
Company Financial Advisors	36	Parent Enforcement Expenses	71
Company Group	72	Parent Expenses	70
Company Intellectual Property	29	Parent Group	71
Company PSU	18	Payoff Amount	51
Company PSU Consideration	18	Payoff Documents	51
Company Restricted Stock	18	Payoff Indebtedness	51
Company Restricted Stock Consideration	18	Prime Rate	71
Company RSU	18	Product	37

Company SEC Documents	24	Proxy Statement	25
Company Securities	22	Real Property	27
Company Stockholder Approval	21	Real Property Lease	27
Company Stockholder Meeting	45	Representatives	46

Company Subsidiary Securities	23	Solvent	40, 41
Continuing Employee	54	Sponsor	40
D&O Insurance	53	Superior Proposal	49
Debt Commitment Letter	40	Surviving Corporation	15
Debt Financing	40	Surviving Corporation Plans	54
Dissenting Shares	17	Termination Fee	70
Effective Time	15	Transaction Litigation	61
Electronic Delivery	74	Transactions	5
Eligible Shares	15	Uncertificated Shares	16
e-mail	67	WARN Act	33
End Date	64	Willful Breach	66
Equity Commitment Letter	40
Equity Financing	40
Exchange Agent	16

Section 1.2Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute or Applicable Law shall be deemed to refer to such statute or Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law promulgated under such statute or law. With respect to an action taken or not taken by any Person, “ordinary course” means an action or inaction that is consistent in nature, scope, frequency, timing and magnitude with the ordinary course of business and the past practices of such Person.  The word “shall” shall be construed to have the same meaning and effect of the word “will.” The phrase “to the extent” shall mean the degree to which, and such phrase shall not mean simply “if.” The phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information shall have been posted in the virtual data room titled “Project Astro” established by the Company or its Representatives at least one (1) Business Day prior to the date hereof, and remained accessible to Parent and its representatives at all times through the Closing.  Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and

“or” shall not be exclusive. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

ARTICLE 2
The Merger

Section 2.1The Merger.

(a)On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).  The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL.

(b)Subject to the provisions of ARTICLE 9, the closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages three (3) Business Days after the date the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

(c)At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at the time the certificate of merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as may be agreed to by the parties and specified in the certificate of merger (the “Effective Time”).

Section 2.2Conversion of Shares. At the Effective Time:

(a)Except as otherwise provided in Section 2.2(b) or Section 2.4, each share of Company Stock outstanding immediately prior to the Effective Time other than the shares of Company Stock referenced in Section 2.2(b) or Section 2.4 (the “Eligible Shares”) shall be converted into the right to receive $14.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b)As of the Effective Time, each share of Company Stock held by the Company as treasury stock or owned by any Subsidiary of the Company or Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)As of the Effective Time, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.3Surrender and Payment.

(a)Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”).  Prior to or at the Effective Time, Parent shall make available, or cause to be made available, to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the Effective Time (but not later than three (3) Business Days thereafter), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of Eligible Shares at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)Each holder of Eligible Shares shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal and all documents referenced therein, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Eligible Shares represented by a Certificate or Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)After the Effective Time, there shall be no further registration of transfers of shares of Company Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 2.

(e)Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Eligible Shares twelve (12) months after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  To the extent permitted by Applicable Law, any amounts remaining unclaimed by such holders of Eligible Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Section 2.4Dissenting Shares.

(a)Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance herewith, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.  At the Effective Time, Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b)If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under Section 262 of the DGCL or otherwise), then, such shares shall be deemed to have been converted as of the Effective Time and shall represent only the right to receive the Merger Consideration in accordance herewith, without interest thereon, and shall not thereafter be Dissenting Shares.

(c)The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to control and direct all negotiations and proceedings with respect to any such demand, notice or instrument.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.5Treatment of Equity Awards.

(a)Service-Based Restricted Stock Units.  At or immediately prior to the Effective Time, each outstanding service-based restricted stock unit of the Company (each, a “Company RSU”) under any Employee Plan, whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company RSU an amount in cash equal to the Merger Consideration per share of Company Stock (the “Company RSU Consideration”).

(b)Performance-Based Stock Units.  At or immediately prior to the Effective Time, each outstanding performance-based restricted stock unit of the Company (each, a “Company PSU”) under any Employee Plan, whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company PSU an amount in cash equal to the Merger Consideration per share of Company Stock (the “Company PSU Consideration”).

(c)Restricted Stock.  At or immediately prior to the Effective Time, each outstanding restricted share of Company Stock under any Employee Plan (collectively, “Company Restricted Stock” and together with Company RSUs and Company PSUs, “Company Equity Awards”), whether or not vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such restricted share an amount in cash equal to the Merger Consideration per share of Company Stock, consistent with Section 2.2(a) (the “Company Restricted Stock Consideration”).  To the extent required to effect the terms of this Section 2.5(c) through the Company’s payroll, the terms of Section 2.3 will not apply.

(d)Termination at the Effective Time.  As of the Effective Time, the Company Equity Plans shall terminate and no holder of Company RSUs, Company PSUs and Company Restricted Stock shall have any rights to acquire, or other rights in respect of (including, for the avoidance of doubt, any phantom equity), the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by this Section 2.5.

(e)Further Actions.  The Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Equity Plans) have taken, or shall take, such actions as are necessary or appropriate to approve and effectuate the foregoing provisions of this Section 2.5, including making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof or any administrator of any of the Company’s incentive plans as may be necessary.

(f)Taxes. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Applicable Law of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this ARTICLE 2.

Section 2.6Adjustments.   If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise, vesting or settlement of Company RSUs, Company PSUs or Company Restricted Stock outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.  For the avoidance of doubt, to the extent any adjustments may be required pursuant to this Section 2.6 with respect to Company RSUs, Company PSUs or Company Restricted Stock, such adjustments will be made in a manner consistent with the relevant adjustment provisions of the applicable Employee Plans and this Agreement.

Section 2.7Equity Awards Consideration; Withholding Rights.   Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company RSU Consideration, Company PSU Consideration and Company Restricted Stock Consideration, as applicable, less any required withholding Taxes and without interest, within five (5) Business Days following the Effective Time.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.8Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (in customary form and substance reasonably acceptable to Parent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, subject to Section 2.4, issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this ARTICLE 2.

Section 2.9No Dividends or Distributions.   No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate or Uncertificated Share.

ARTICLE 3
The Surviving Corporation

Section 3.1Certificate of Incorporation.   Subject to Section 7.3(b), the certificate of incorporation of the Company shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except that Article I thereof shall provide that the name of the Surviving Corporation shall be “Select Interior Concepts, Inc.”  Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law and such certificate of incorporation.

Section 3.2Bylaws.  At the Effective Time, the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law, the certificate of incorporation and such bylaws.

Section 3.3Directors and Officers.   The parties shall take all requisite actions so that, from and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company

Except as set forth in (i) any Company SEC Document filed before the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer, and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature (other than any factual information contained therein)), provided that in no event shall any disclosure in any Company SEC Document apply to or qualify any representation or warranty contained in Section 4.5(a), Section 4.5(b) or Section 4.10(b) or (ii) the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement (other than Section 4.5(a), Section 4.5(b) or Section 4.10(b)) if the relevance of such disclosure to such other sections is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.1Corporate Existence and Power.   The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (c) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.2Corporate Authorization.

(a)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary to adopt this Agreement and to consummate the Transactions (the “Company Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)At a meeting duly called and held, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger; (iii) declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein; and (iv) resolved to recommend that the Company’s stockholders vote to approve this Agreement (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c)True and complete copies of the Company’s certificate of incorporation and bylaws, in each case as in effect on the date of this Agreement, are included in the Company SEC Documents.

Section 4.3Governmental Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.4Non-contravention.   The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.3, require any notice, consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.5Capitalization.

(a)The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock, 15,000,000 shares of Class B Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.  As of August 6, 2021, there were no outstanding shares of preferred stock of the Company, no outstanding shares of Class B Common Stock of the Company, and 25,980,530 outstanding shares of Company Stock (which excludes the shares of Company Stock relating to Company RSUs and Company PSUs, but includes 55,606 shares of Company Restricted Stock).  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b)As of August 6, 2021, the Company had reserved 4,442,361 shares of Company Stock for issuance pursuant to the Company Equity Plans.  As of August 6, 2021, there were outstanding (i) Company RSUs that could be settled into 1,170,806 shares of Company Stock and (ii) Company PSUs that could be settled into 1,216,250 shares of Company Stock (assuming achievement of all applicable performance goals at maximum-level performance).

(c)Except as set forth in this Section 4.5 and for changes since August 6, 2021 resulting from the settlement of Company RSUs and Company PSUs, in each case outstanding on such date or granted to the extent not prohibited by this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting security of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  The Company has no accrued and unpaid dividends with respect to any outstanding shares of Company Stock or Company Equity Awards.  The Company does not have a stockholder rights plan or similar agreement in effect.

(d)Section 4.5(d) of the Company Disclosure Schedule sets forth, as of August 6, 2021, a complete and accurate list of each outstanding Company Equity Award, whether or not granted under a Company Equity Plan, including (i) the name or employee identification number of the holder of such Company Equity Award, (ii) the number of shares of Company Stock subject to such outstanding Company Equity Award, (iii) if applicable, the exercise price, strike price or similar pricing of such Company Equity Award, (iv) the date on which such Company Equity Award was granted or issued, (v) the applicable vesting schedule of such Company Equity Award and (vi) the extent to which such Company Equity Award is vested and exercisable as of such date.

Section 4.6Subsidiaries.

(a)Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization.  Each Subsidiary of the Company has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens and is duly authorized, validly issued, fully paid and nonassessable.  As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)Section 4.6(c) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization (as applicable) and entity form of each Subsidiary of the Company.  The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.  Except as set forth on Section 4.6(c) of the Company Disclosure Schedule, the Company does not (i) own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person or (ii) have any obligation to make any investment or capital contribution in any other Person.

Section 4.7SEC Filings and the Sarbanes-Oxley Act.

(a)The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed or furnished by the Company, including pursuant to the 1933 Act, the 1934 Act or the Sarbanes-Oxley Act, since December 31, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)As of its filing date or the date on which it was furnished (or, if amended, as of the date of such amendment), each Company SEC Document complied, in all material respects with the applicable requirements of the 1934 Act, the 1933 Act and the Sarbanes-Oxley Act, as the case may be.

(c)As of its filing date or the date on which it was furnished (or, if amended, as of the date of such amendment), each Company SEC Document filed pursuant to the 1934 Act, the 1993 Act and the Sarbanes-Oxley Act did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  The management of the Company has complied in all material respects with Rule 13a-15 or 15d-15 under the 1934 Act, designed, and maintained at all times since December 31, 2018, disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and made known on a timely basis to the management of the Company and any other individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e)Since December 31, 2018, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, the Company’s auditors has identified or been made aware of (i)

any significant deficiencies or material weaknesses in the design, maintenance or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls or preparation of financial statements or (iii) any claim or allegation regarding any of the foregoing.

Section 4.8Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including the related notes and schedules) fairly present (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present) in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, both adjustments and footnotes, that will not individually or in the aggregate be material in amount or effect to the Company and its consolidated Subsidiaries taken as a whole).  Section 4.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company as of the date hereof.

Section 4.9Disclosure Documents.   The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply in all material respects with the applicable requirements of the 1934 Act.  At the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10Absence of Certain Changes.   Since the Company Balance Sheet Date through the date of this Agreement:

(a)the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects;

(b)there has not been any fact, change, event, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(c)the Company has not taken any actions which, had such actions been taken after the date of this Agreement and prior to the Closing, would have required the prior written consent of Parent pursuant to (i) Section 6.1(a), (ii) Section 6.1(b)(ii), (iii) Section 6.1(d), (iv)

Section 6.1(e), (v) Section 6.1(f), (vi) Section 6.1(g), (vii) Section 6.1(i), (viii) Section 6.1(j), (ix) Section 6.1(k), (x) Section 6.1(l) (with respect to clause (ii) thereof, including terminated Contracts that would have been Material Contracts if in effect as of the date hereof), (xi) Section 6.1(m), (xii) Section 6.1(n), (xiii) Section 6.1(o), (xiv) Section 6.1(p), (xv) Section 6.1(q) or (xvi) Section 6.1(r).

Section 4.11No Undisclosed Material Liabilities.   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or disclosed in the notes thereto) of the Company and its Subsidiaries, other than:  (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or any other action); (iii) liabilities or obligations expressly contemplated by this Agreement; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the 1933 Act.

Section 4.12Compliance with Laws and Court Orders.

(a)The Company and each of its Subsidiaries is, and since January 1, 2018 (the “Applicable Date”) has been, in compliance with, and to the Knowledge of the Company is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) taken any action, directly or indirectly, that would result in a violation by any such Persons of the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act of 2010, or any other anti-bribery, anti-corruption, or anti-money laundering law or regulation promulgated by any Governmental Authority, (ii) used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses, or (iii) given, offered, promised or authorized the giving of money or anything of value, to any Person or Government Official, for the purpose of (A) influencing an act or decision of such Government Official or improperly inducing such Government Official to use his or her influence or position to affect any act or decision of a Governmental Authority, (B) obtaining an improper business advantage, or (C) obtaining or retaining business.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its

Subsidiaries nor, to the Knowledge of the Company, any directors, officers, employees or agents of the Company or any of its Subsidiaries, (i) is or has been a Sanctions Target; (ii) has engaged in or otherwise participated in, or assisted or facilitated any direct or indirect dealing or transaction with, or for the benefit of, a Sanctions Target; or (iii) has otherwise violated applicable sanctions including those administered by OFAC, the U.S. Department of State, the European Union, or other relevant Governmental Authorities, export controls including the Export Administration Regulations, import controls including those maintained by Customs and Border Protection, and anti-boycott Applicable Law.

Section 4.13Litigation. There is no action, suit, investigation, claim, charge, subpoena, inquiry, audit, hearing, arbitration, litigation, mediation or proceeding pending (and as of the date hereof, none of the foregoing is threatened in writing or, to the Knowledge of the Company, orally) against, or to the Knowledge of the Company, affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations, claims, charges, subpoenas, inquiries, audits, hearings, arbitrations, litigation, mediation or proceedings, that would be before) or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14Properties.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b)Neither the Company nor any of its Subsidiaries owns any real property.  As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property in which the Company or any of its Subsidiaries has a leasehold, subleasehold, license, option, concession or other real property right or interest under the Real Property Leases (as defined below) (the “Leased Real Property” or the “Real Property”). The Company has delivered or made available to Parent true and complete copies of all material Contracts and all material amendments and modifications thereof that are in the possession of the Company, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Real Property Lease is valid and in full force and effect, (ii) the possession and quiet enjoyment of the Leased Real Property by the Company or any of its Subsidiaries has not been disturbed, (iii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given notice that it has materially breached, violated or defaulted under any Real Property Lease, and (iv) there is no option to purchase, right of first refusal, right of first offer or other agreement granting the Company or its Subsidiaries or, to the Company’s Knowledge, any other Person, any right to acquire, sublease or use the Leased Real Property.

(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(e)Except for any Permitted Liens or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using, occupying or operating any Real Property for its current use, occupancy, or operation and (ii) all structures and other buildings on the Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 4.15Intellectual Property.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:  (i) the conduct of the businesses of the Company and each of its Subsidiaries, have not infringed, misappropriated or violated, and are not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person, (ii) the Company and each of its Subsidiaries owns or has a sufficient and valid right to all Intellectual Property used in or necessary for the conduct of its business as currently conducted; and (iii) since the Applicable Date, no Third Party has infringed, misappropriated, or violated, or is infringing upon, violating, or misappropriating any Intellectual Property owned by Company or its Subsidiaries.

(b)(i) There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened since the Applicable Date against the Company or any of its Subsidiaries (x) alleging that the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person (including any offers or demands to license or cease and desist letters) or (y) challenging the enforceability, use, ownership, scope or validity of any Company Intellectual Property, and (ii) there is no (and there has not been since the Applicable Date) any pending claim by the Company or any Subsidiary against any Person with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property or unenforceability or invalidity of any Intellectual Property.

(c)Since the Applicable Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, any event constituting a Security Incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company Intellectual Property (in all cases, consistent with their contractual obligations) and the Company IT

Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company IT Systems are sufficient for the current needs of the Company and its Subsidiaries.

(d)The Company and each of its Subsidiaries have complied with all applicable Data Privacy and Security Requirements, including concerning the collection, use, processing, storage, transfer, or security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Since the Applicable Date, the Company and its Subsidiaries have not: (i) experienced any Security Incident; or (ii) received any written notice of any audit, investigation, or complaint by any Governmental Authority concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Data Privacy and Security Requirement, including concerning privacy, data security, or data breach notification, and to the Knowledge of Company, there are no facts or circumstances that could reasonably be expected to give rise to any such actions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The entry into the Transactions contemplated by this Agreement shall not result in a breach or violation of any Data Privacy and Security Requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)Section 4.15(e) of the Company Disclosure Schedule sets forth a complete and correct list of all registered, issued, or applied-for Intellectual Property, in each case that are owned or purported to be owned, or filed in the name of, the Company or any of its Subsidiaries (such Intellectual Property, together with all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, collectively, “Company Intellectual Property”).  The Company Intellectual Property is subsisting, valid and enforceable, and no loss or expiration of any such Company Intellectual Property is threatened, pending, or reasonably foreseeable.

(f)All Persons who have participated in or contributed to the conception, authorship, creation, or development of any material Intellectual Property for or under the supervision of the Company or its Subsidiaries (i) have executed and delivered to the Company or its Subsidiaries valid and enforceable written Contracts providing for the non-disclosure by such Person of all trade secrets and other confidential information of the Company or any of its Subsidiaries, and (ii) by operation of law have assigned or have executed and delivered to the Company or its Subsidiaries valid and enforceable written Contracts providing for the assignment (by way of present grant of assignment) by such Person to the Company or its Subsidiaries of all Intellectual Property conceived of, authored, created, or developed by such Person in connection with his or her employment by, engagement by, or Contract with the Company or its Subsidiaries.  No material trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure Contract with the Company or its Subsidiaries, and each Person that has had or currently has access to any trade secrets owned or processed by the Company or any of its Subsidiaries is subject to a written Contract regarding the confidentiality and non-disclosure thereof by such Person.

Section 4.16Taxes.

(a)All income and other material Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including extensions) in accordance with all Applicable Law, and all such income and other material Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.

(b)The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Authority all income and other material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual on its quarterly financial statements for all income and other material Taxes and through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.  The most recent financial statements contained in the Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all income or other material Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements and the unpaid income and other material Taxes of the Company and its Subsidiaries will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries (in each case, other than as a result of timing or other customary differences between book and Tax income and other than as a result of customary changes in apportionment determined following the dates of the applicable financial statements for the applicable periods).

(c)No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction.  Neither the Company nor any of its Subsidiaries has, nor has any ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any non-U.S. country.

(d)The Company and each of its Subsidiaries is not and has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (other than a group which the Company is the parent of).  The Company and each of its Subsidiaries has no liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the “Treasury Regulations” (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, by operation of law, or otherwise.  Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax sharing, allocation, gross-up, indemnification, or other similar agreement or arrangement (other than (i) agreements solely among the Company and its Subsidiaries and (ii) any customary commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(e)There is no claim, audit, examination, action, suit, proceeding or investigation now pending or threatened in writing or, to the Company’s Knowledge, threatened orally against or with respect to the Company or its Subsidiaries in respect of any income or other material Tax. No claim, deficiency, adjustment, or assessment for or with respect to any Tax has been asserted, assessed, or threatened by a Governmental Authority in writing against the Company or any Subsidiary of the Company that has not been paid, settled, or withdrawn in full.  There are no outstanding written requests, agreements, consents, or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income or other material Taxes or Tax deficiencies against the Company or any Subsidiary of the Company that, in each case, is currently effective.

(f)During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Governmental Authority, all material amounts Taxes required to be withheld from any payment or amount owing to any to any employee, independent contractor, creditor, stockholder, vendor or other Person.

(h)Neither the Company nor any of its Subsidiaries has been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Applicable Law).

(i)Since January 1, 2020 and through the date of this Agreement, neither the Company nor any of its Subsidiaries have deferred material Taxes or claimed any material Tax credits under any Applicable Law enacted in response to COVID-19.

(j)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) “closing agreement” described in Section 7121 of the Code  (or any similar provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date, (ii) use of an improper method of accounting, (iii) installment sale or open transaction disposition made on or prior to the Closing Date  (iv) prepaid or advanced amount received or deferred revenue accrued on or prior to the Closing Date, or (v) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign Applicable Law).  Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any material adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code  (or any similar provision of state, local or foreign Applicable Law) by reason of a change in accounting method or otherwise.  Neither the Company nor any of its Subsidiaries has any liability for any amounts under Section 965 of the Code (or any similar provision of state, local or foreign Applicable Law).

Section 4.17Employee Benefit Plans and Labor and Employment Matters.

(a)Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan.  Copies of such Employee Plans, or a summary of material terms if such Employee Plan is not written (and, if applicable, related trust agreements, insurance contracts and other funding arrangements), and all material amendments thereto have been made available to Parent together with the most recent summary plan description and all summaries of material modifications thereto, the most recent determination, opinion or advisory letter received from the Internal Revenue Service and the most recent annual report (Form 5500) with all schedules and attachments thereto prepared in connection with any Employee Plan.

(b)No Employee Plan is and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has in the past contributed to, or has any current or contingent liability or obligation under or with respect to (i) a “defined benefit plan” (as defined in ERISA 3(35)), or (ii) a multiemployer plan, as defined in Section 3(37) of ERISA.  No Employee Plan provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA or similar state or local Applicable Law).

(c)Each Employee Plan that is or was intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter from the IRS.

(d)Each Employee Plan has been established, maintained, funded and administered in material compliance with its terms and with Applicable Law, and no event has occurred and no condition exists, that has subjected, or would reasonably be expected to subject, the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other Applicable Law.

(e)The Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f)Except as provided by Section 2.5, neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) entitle any current or former director, employee, or individual independent contractor of the Company or any of its Subsidiaries to any material payment or benefit, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (iii) accelerate the time of, or trigger any, payment, funding (whether to a trust or otherwise) or vesting of any material compensation or benefits due to any such director, employee, consultant or independent contractor under any Employee Plan or otherwise or (iv) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(g)Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(h)There are no pending, or to the Company’s Knowledge, threatened lawsuits, arbitrations, litigations, administrative charges, controversies, grievances, claims or other proceedings by any employee, independent contractor, former employee, or former independent contractor (or any candidate for the same) of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or by any Governmental Authority relating to any labor and employment matters.

(i)Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other contract with any labor union, labor organization, or works council (each a “Labor Agreement”) and no Company Employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any of its Subsidiaries.  To the Company’s Knowledge, there is, and since the Applicable Date has been, no negotiating in connection with entering into, any Labor Agreement with respect to any Company Employee.  To the Company’s Knowledge, there are, and since the Applicable Date have been, no organizing activities with respect to any employees of the Company or any of its Subsidiaries.  Since the Applicable Date, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or any of its Subsidiaries.

(j)To the Company’s Knowledge, no current or former employee or individual independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation:  (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(k)Since the Applicable Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(l)Since January 1, 2020, as related to COVID-19, neither the Company nor any Subsidiary has (i) taken any material action with respect to employees of the Company or any Subsidiary, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, or changes to Employee Plans, or (ii) applied for or received loans on a forgivable basis under the Paycheck Protection Program implemented pursuant to The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) or any similar program implemented by any Governmental Authority in response to COVID-19, and as of the date hereof the Company is not aware of any facts or circumstances that would give rise to any of the foregoing actions being reasonably anticipated to be taken in the future by the Company or any Subsidiary.

(m)The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination or retaliation allegations of which the Company has Knowledge.  The Company and its Subsidiaries are not aware of any allegations of sexual harassment, other discrimination, or retaliation relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

Section 4.18Environmental Matters.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws or relating to Hazardous Substances, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened which allege any liability of or violation by the Company or any of its Subsidiaries relating to any Environmental Laws or Hazardous Substances;

(ii)neither the Company nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case, as has given or would give rise to liabilities or obligations under any Environmental Laws; and

(iii)the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws and all environmental permits necessary for their operations.

Section 4.19Material Contracts.

(a)As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)any Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)any Contract relating to Indebtedness;

(iii)any Contract that (A) purports to limit either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, (B) requires the disposition of any assets or line of business of the Company or its Subsidiaries, after the date hereof, (C) grants “most favored nation” status that, following the Merger, would be binding on the Company and its Subsidiaries or (D) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(iv)any Contract (other than purchase orders entered into in the ordinary course of business) with any of the ten (10) largest suppliers by purchases made by the Company or any of its Subsidiaries during the twelve (12) months ended December 31, 2020 (each, a “Material Supplier”);

(v)any Contract that obligates the Company or any of its Subsidiaries to make any future capital expenditures in excess of $300,000;

(vi)any Contract between the Company and any of its Subsidiaries, on the one hand, and any Affiliate (including any director or executive officer) thereof, on the other hand;

(vii)any Contract (other than the organizational documents of the Company and its Subsidiaries) that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any joint venture or other similar arrangement;

(viii)any Contract entered into since the Applicable Date that provides for the acquisition or disposition or any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise), including any exhibits or ancillary documents thereto, (A) pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding, (B) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $250,000 other than the disposition of assets in the ordinary course of business, (C) pursuant to which the Company or any of its Subsidiaries acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any wholly owned Subsidiary of the Company, or (D) pursuant to which a claim for indemnification (excluding for breaches of fundamental representations and warranties) or shareholder appraisal claims may be made against the Company or any of its Subsidiaries (any such Contract described in the foregoing clauses (A) through (D), an “M&A Contract”);

(ix)any Contract with a Governmental Authority;

(x)any Labor Agreement; and

(xi)any Contract (i) under which the Company or any of its Subsidiaries has granted or received a license or other right to any Intellectual Property (excluding non-exclusive licenses or rights granted in the ordinary course of business), (ii) relating to the acquisition, ownership, or development of Intellectual Property, or (iii) otherwise adversely affecting the Company or any of its Subsidiaries’ ability to use, enforce, or disclose any Intellectual Property (excluding non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf software that are provided in executable form only and used solely for the Company’s and its Subsidiaries’ internal business purposes, with an aggregate replacement cost of less than $50,000, which shall not be required to be listed in Section 4.19(b) of the Company Disclosure

Schedule but shall, together with such form agreements, be deemed to constitute Material Contracts) (each Contract constituting any of the foregoing types described in clauses (i)-(xi), together with each Real Property Lease (which, for the avoidance of doubt, shall not be required to be listed in Section 4.19 of the Company Disclosure Schedule except to the extent a subsection of this Section 4.19 is applicable to any such Real Property Lease), a “Material Contract”).

(b)The Company has made available to Parent a true, complete and correct copy of each Material Contract.  Each of the Material Contracts is valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  For purposes of the foregoing sentence, “Material Contract” shall include Contracts entered into after the date hereof that would be Material Contracts if in effect on the date hereof. Since January 1, 2019, neither the Company nor any of its Subsidiaries has (i) been in any material dispute with (x) any of its Material Suppliers or (y) in connection with any M&A Contract, or (ii) received any written or, to the Knowledge of the Company, any oral notice from any Material Supplier to the effect that any Material Supplier intends to suspend, terminate or otherwise materially and adversely alter its relationship with the Company or any of its Subsidiaries.

Section 4.20Brokers.   Except for RBC Capital Markets, LLC and Truist Securities, Inc. (the “Company Financial Advisors”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.  Section 4.20 of the Company Disclosure Schedules sets forth the amounts payable to each Company Financial Advisor in connection with the Transactions and pursuant to each Contract with the Company Financial Advisors to which the Company or any of its Subsidiaries is bound.

Section 4.21Opinion of Financial Advisor.   The Board of Directors of the Company has received the separate opinions of the Company Financial Advisors to the effect that, as of the date of such opinions and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of Company Stock (other than, as applicable, Parent, Merger Subsidiary and their respective affiliates).  Copies of such opinions will be made available to Parent, solely for informational purposes and on a non-reliance basis, as soon as practicable after the date of this Agreement.

Section 4.22Takeover Laws.   The Company has taken all action necessary to exempt the Merger, this Agreement and the Transactions from the requirements of any Takeover Laws. No Takeover Laws or any anti-takeover provision in the Company’s bylaws or certificate of incorporation is or will be applicable to the Company, the shares of Company Stock or the Transactions.

Section 4.23Insurance.  1. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the material, currently active policies, binders and insurance contracts that are maintained by or for the benefit of the Company and its Subsidiaries (the “Insurance Policies”), is in full force and effect with all premiums due having been paid in full, and the Company is not in default under any Insurance Policy, (b) neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy, (c) none of the policy limits under any of the Insurance Policies have been eroded by the payment of claims, (d) the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to that of the Company and its Subsidiaries and are sufficient for compliance with all Applicable Laws and Material Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, and (e) at no time since the Applicable Date has there been any lapse in coverage of the insurance carried by the Company and its Subsidiaries.

Section 4.24Warranties/Product Liability.   Except as incurred in the ordinary course of business since the Company Balance Sheet Date, (a) neither the Company nor any of its Subsidiaries has received any notice of any violation or proceeding from, by or before any Governmental Authority relating to any product, including the packaging or advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce, or any services provided, by the Company or any of its Subsidiaries (a “Product”), (b) there has not been, nor is there under consideration by the Company or any of its Subsidiaries, any Product recall or post-sale warning of a nature concerning any Product and (c) there are no product liability claims pending or, to the Knowledge of the Company, threatened in writing with respect to any Product, and no such claims have been settled or adjudicated, except in the case of (a), (b) or (c), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.25Exclusivity of Representations and Warranties.

(a)No Other Representations and Warranties.  The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 5, any agreement expressly contemplated herby or in any certificate delivered by Parent or Merger Subsidiary pursuant to this Agreement: (i) none of Parent, Merger Subsidiary or any of their respective Affiliates (or any other Person) makes, or has made, any other representation or warranty relating to Parent, Merger Subsidiary, their Affiliates or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions; (ii) no Person has been authorized by Parent, Merger Subsidiary, any of their Affiliates or any of its or their respective Representatives to make any representation or warranty relating to Parent, Merger Subsidiary, their Affiliates or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty are hereby disclaimed and must not be relied upon by the Company and any of its Subsidiaries or any of their Representatives as having been authorized by Parent,

Merger Subsidiary, any of their Affiliates or any of their respective Representatives (or any other Person); and (iii) the representations and warranties made by Parent in this Agreement, any agreement expressly contemplated hereby or in any certificate delivered by Parent or Merger Subsidiary pursuant to this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied, and each of Parent and Merger Subsidiary hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company, and of its Subsidiaries or any of their Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)No Reliance.  The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 5, any agreement expressly contemplated herby or in any certificate delivered by Parent or Merger Subsidiary pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transaction) in reliance on: (i) any other representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any of its Subsidiaries or any of their Representatives, in any forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE 5
Representations and Warranties of Parent

Except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face), Parent hereby represents and warrants to the Company as follows:

Section 5.1Corporate Existence and Power.   Parent is a limited liability company and Merger Subsidiary is a corporation, in each case, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company or corporate powers, as applicable, and authority.  Each of Parent and Merger Subsidiary has and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.2Corporate Authorization.   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions are within the limited liability company or corporate powers, as applicable, of Parent and Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action, as applicable.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.3Governmental Authorization.   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4Non-contravention.   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Merger Subsidiary or the certificate of formation or limited liability company agreement of Parent, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.3, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than in connection with any Debt Financing entered into in connection with the Closing) on any asset of the Parent or any of its Subsidiaries with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5Disclosure Documents.   The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.6Brokers.   Except for Raymond James & Associates, Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 5.7Financing.

(a)Each of Parent and Merger Subsidiary affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Parent and Merger Subsidiary obtain financing for, or related to, any of the Transactions.

(b)Parent has delivered to the Company (i) a true and complete copy of a fully executed commitment letter (the “Equity Commitment Letter”) from Sun Capital Partners VII, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”), pursuant to which the Sponsor has committed to provide, subject to the terms and conditions set forth therein, Parent with equity financing in the amount set forth therein in connection with the Transactions (the “Equity Financing”) and of which the Company is an express limited third-party beneficiary and (ii) a true and complete copy of a fully executed commitment letter (including all exhibits, annexes, schedules, and term sheets attached thereto or contemplated thereby, but in each case, as such may be redacted solely with respect to the fee amounts and other economic terms set forth therein, in each case, which do not affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing), dated on or about the date hereof (collectively, the “Debt Commitment Letter”), pursuant to which the financial institutions party thereto have committed to provide debt financing to Parent in the amounts set forth therein (collectively, the “Debt Financing”).  There are no side letters or other agreements, contracts, arrangements or understandings (written or oral) between Parent and Merger Subsidiary and their financing sources related to conditions to the funding of the Financing, other than as expressly set forth in the Financing Commitment Letters.

(c)As of the date hereof, (i) the Financing Commitment Letters are in full force and effect and are valid and binding obligations of Parent or Merger Subsidiary, as applicable, and, to the knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and (ii) the Financing Commitment Letters have not been amended or modified in any respect, the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, and no such withdrawal, rescission, or modification is presently contemplated by Parent or the Merger Subsidiary or, to the knowledge of Parent, by the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Subsidiary under the Financing Commitment Letters (it being understood that Parent and Merger Subsidiary are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in ARTICLE 4 or the Company’s compliance hereunder).  There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters, and Parent has no reason to believe that the Financing will not be made available to Parent on the date of the Closing, and as of the date hereof, Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to cause the Financing Commitment Letters to be ineffective.  Assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 of this Agreement and subject to the terms and conditions of the Financing Commitment Letter, the net proceeds of the Financing are in an amount sufficient (i) to consummate the Merger upon the terms contemplated by this Agreement, (ii) to make all payments required by this Agreement to be made in connection with the Closing, and (iii) to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives, in the case of each of the foregoing clauses (i) through (iii), to the extent required to be paid at the Closing pursuant to, and in accordance with, this Agreement (collectively, the “Required Amount”).

Section 5.8Solvency.   Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in ARTICLE 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (iii) after giving effect to the Transactions, including the Equity Financing, Debt Financing or any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.  For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets, on a going concern basis, of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws of the United States governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.9Ownership of Company Stock.   Parent, Sponsor and their respective affiliates (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) do not directly or indirectly beneficially own (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) five percent (5%) or more of the outstanding shares of Company Stock or other securities of the Company (assuming for this purpose the full exercise of any options, warrants or other rights to acquire Company Stock or other securities of the Company held by such persons).

Section 5.10Stockholder and Management Arrangements.   As of the date hereof, neither Parent or Merger Subsidiary nor any of their respective Affiliates is a party to any contract, arrangement, commitment or understanding, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b)

pursuant to which (i) any such holder of shares of Company Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Stock; or (ii) any Person (including any stockholder, director, officer, employee or other Affiliate of the Company) other than the Sponsor have agreed to provide, directly or indirectly, equity investment to Parent, Merger Subsidiary or the Company to finance any portion of the Transactions.

Section 5.11Exclusivity of Representations and Warranties.

(a)No Other Representations and Warranties.  Each of Parent and Merger Subsidiary, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4, any agreement expressly contemplated herby or in any certificate delivered by the Company pursuant to this Agreement: (i) none of the Company or any of its Subsidiaries (or any other Person) makes, or has made, any other representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions; (ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger Subsidiary or any of their respective Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and (iii) the representations and warranties made by the Company in this Agreement, any agreement expressly contemplated hereby or in any certificate delivered by the Company pursuant to this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Subsidiary or any of their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)No Reliance.  Each of Parent and Merger Subsidiary, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE 4, any agreement expressly contemplated herby or in any certificate delivered by the Company pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transaction) in reliance on: (i) any other representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Subsidiary or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE 6
Covenants of the Company

The Company agrees that:

Section 6.1Conduct of the Company.   Except as set forth in Section 6.1 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, and use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required by this Agreement or set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(a)amend its certificate of incorporation, bylaws or other similar organizational documents;

(b)(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries to the Company or to any other wholly-owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity of the Company or any of its Subsidiaries, other than the issuance of (A) any shares of Company Stock upon the settlement of Company RSUs and Company PSUs, in each case that are outstanding on the date of this Agreement, or (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company issued under any other Employee Plan, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation or partnership or other business organization, or a material amount of the assets, securities, properties, interests or businesses of such Person, other than (i) pursuant to Contracts or commitments existing as of the date hereof or (ii) purchases of inventory and supplies in the ordinary course of business;

(e)sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses, other than (i) pursuant to Contracts existing as of the date hereof, (ii) the sale of inventory in the ordinary course of business, (iii) the sale or transfer of aged or obsolete inventory, or (iv) assets or properties sold, leased or transferred pursuant to this clause (iv) having a value of less than $50,000 individually or $250,000 in the aggregate during the period from the date of this Agreement through the Closing;

(f)make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in connection with actions permitted by Section 6.1(d), (ii) extensions of credit to customers in the ordinary course of business, (iii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance with the Company’s policies related thereto, or (iv) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

(g)incur any indebtedness for borrowed money or guarantees thereof, or issue any debt securities, other than any indebtedness incurred solely between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h)other than as required by Applicable Law or an Employee Plan as in effect on the date hereof and disclosed to Parent, (i) grant, announce or accelerate the vesting or payment of any compensatory equity award or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) for the benefit of any of the employees, directors, or other service providers of the Company or any of its Subsidiaries, (ii) establish, adopt, enter into or materially amend any Employee Plan or any service, consulting, deferred compensation or other similar agreement (or any agreement which, if in existence as of the date hereof, would constitute an Employee Plan), (iii) increase compensation or bonus opportunity payable or to become payable or benefits provided under an Employee Plan or otherwise, in each case except for increases in the ordinary course of business with respect to a current or former employee of the Company or its Subsidiaries with annual base salary of less than $175,000, (iv) establish, adopt, amend or terminate any collective bargaining agreement or Employee Plan (other than general changes to the Company’s health and welfare plans made during the open enrollment process in the ordinary course of business), or (v) hire any new employees, unless such hiring is in the ordinary course of business and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $175,000;

(i)change the Company’s principles of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(j)(i) make (except to the extent required by Applicable Law or in the ordinary course of business) or change any material Tax election, (ii) adopt or change any Tax accounting period or any material Tax accounting method, principles, or practices (except to the extent required by Applicable Law), (iii) agree to any extension or waiver of the statute of limitations relating to any material amount of Taxes, (iv) amend any material Tax Return, (v) enter into any closing agreement, (vi) take any action to surrender any right to claim a material Tax refund, offset, or other reduction in liability (excluding any right that expired at the end of the applicable statute of limitations as a result of the passage of time), (vii) settle or compromise any claim, proceeding, audit, or other controversy relating to income or other material Taxes, or (viii) fail to pay any income or other material Tax (including any estimated Tax) that becomes due and payable;

(k)settle any litigation, action, suit, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than any such settlement that solely involves the payment of monetary damages not in excess of $500,000 individually or $2,500,000 in the aggregate;

(l)(i) other than new Contracts with customers or suppliers entered into in the ordinary course of business, enter into any Contract which, if in existence on the date of this Agreement, would have been a Material Contract or (ii) modify, amend or terminate any Material Contract in a manner that would, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries;

(m)make or authorize any capital expenditure, other than (i) capital expenditures up to an aggregate amount not materially greater than the amount set forth in the budget provided to Parent prior to the date hereof, or (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $300,000 in the aggregate;

(n)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(o)apply for or receive any relief under any Applicable Law or governmental program designed to provide relief related to COVID-19 if such program would limit operations of the business, or create any other obligation or liability, of the Company or any of its Subsidiaries following the Closing;

(p)sell, assign, transfer, license, abandon, permit to lapse or otherwise dispose of or subject to any Lien (other than Permitted Liens), any Company Intellectual Property (other than non-exclusive licenses of Intellectual Property granted by the Company and its Subsidiaries in the ordinary course of business to customers);

(q)(i) negotiate, modify, extend, or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employees;

(r)implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could, in each case, implicate the WARN Act; or

(s)agree, resolve or commit to do any of the foregoing.

Section 6.2Company Stockholder Meeting.   The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval.  Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as required by Applicable Law.  Subject to Section 6.3, the Board of Directors of the Company shall (i) include the Company Board Recommendation in the Proxy Statement for the Company Stockholder Meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all Applicable Laws relating to such meeting.  Notwithstanding the foregoing, if on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Stock to constitute a quorum and to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting (it being understood that the Company may not postpose or adjourn the Company Stockholders Meeting more than two (2) times or for more than ten (10) days in total pursuant to the foregoing without Parent’s prior written consent).  The Company shall, unless there has been an Adverse Recommendation Change (to the extent permitted under Section 6.3), use reasonable best efforts to cooperate with Parent and keep Parent reasonably informed regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders.  Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters including stockholder approval of golden parachute compensation) that the Company shall propose to be acted on at the Company Stockholder Meeting.

Section 6.3No Solicitation; Other Offers.

(a)General Prohibitions. Subject to Section 6.3(b), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 10 and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, (i) solicit, initiate or knowingly take any action to facilitate or encourage, directly or indirectly, the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in furtherance of any expression of interest, proposal or offer that constitutes or could reasonably be expected to result in an Acquisition Proposal, (iii) fail to make, or withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or approve, endorse or recommend an Acquisition Proposal, or any proposal that would reasonably be expected to lead to an Acquisition Proposal, or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) amend, modify or grant any waiver or release under, or fail to enforce, any standstill or similar agreement of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted hereunder) (any such agreement, an “Alternative Acquisition Agreement”).

(b)Exceptions.

(i)Exception for Diligence and Discussions.  Notwithstanding any other provision of this Agreement, if after the date hereof and prior to obtaining the Company Stockholder Approval the Company or any of its Representatives receives an Acquisition Proposal that is not a result of a breach of this Section 6.3, then (x) the Company and its Representatives may make inquiries solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and (y) if the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (I) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (II) the failure to take the actions contemplated by this Section 6.3(b)(i) could be inconsistent with its fiduciary duties pursuant to Applicable Law, then the Company and its Representatives, may (A) engage in negotiations or discussions with the Third Party and its Representatives making such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.  Furthermore and notwithstanding any other provision of this Agreement, the Company may (but only upon the express written request of the counterparty) grant a waiver, amendment or release under any “standstill” provisions (including provisions that restrict or prohibit the purchase of shares of Company Stock or the making or soliciting of any offer or proposal) of any contract or agreement, but only to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company’s Board of Directors.

(ii)Exception for Superior Proposal.  Notwithstanding any other provision of this Agreement, but subject to compliance with Section 6.3(c), at any time prior to obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal that is not a result of a breach of this Section 6.3, then the Board of Directors of the Company may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.1(d) (including paying the Termination Fee) in order to enter into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal concurrently with the termination of this Agreement.

(iii)Exception for Intervening Events. Notwithstanding any other provision of this Agreement, but subject to compliance with Section 6.3(c), at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties pursuant to Applicable Law, the Board of Directors of the Company may, in response to an Intervening Event, make an Adverse Recommendation Change.

(iv)Compliance with Rule 14e-2(a).  In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is taken or made in compliance with this Section 6.3; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or substantially similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c)Required Notices.

(i)At any time until the Effective Time, the Company shall notify Parent in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of (A) any Acquisition Proposal, (B) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made an Acquisition Proposal or (C) any discussions or negotiations that are sought to be initiated or continued with the Company or any of its Subsidiaries or any of its or their respective Representatives from any Person (other than Parent) with respect to any Acquisition Proposal or proposal that could reasonably be expected to result in an Acquisition Proposal, including in such notification a copy (if in writing) of documents or written summary of material terms (if oral) relating to such expression of interest, proposal, offer or request for information, and the identity of the Person from which such expression of interest, proposal, offer or request for information was received.  Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours), of the status of and material developments relating to any such Acquisition Proposal, or such proposal that could reasonably be expected to result in an Acquisition Proposal (including any copies (if in writing) of documents or written summaries of material terms (if oral) of any proposed agreements and amendments or modifications thereto, and a copy of any other documents provided by the relevant counterparty relating thereto), and the status of any discussions or negotiations regarding any such Acquisition Proposal, or such proposal that could reasonably be expected to result in an Acquisition Proposal, and in the case of any material modification to the terms of any such Acquisition Proposal, or such proposal that could reasonably be expected to result in an Acquisition Proposal, the Company shall notify Parent of such material modification within twenty-four (24) hours of the Company’s or any of its Subsidiaries’ or any of its or their respective Representatives’ knowledge of any such material modification.

(ii)Prior to taking any action described in Section 6.3(b)(ii) or Section 6.3(b)(iii), the Company shall notify Parent in writing of its intent to take such action, which notice shall specify, as applicable, the (A) identity of the Person making any Superior Proposal and the material terms and conditions thereof (including any proposed draft Alternative Acquisition Agreement and any other material documents relating to such Superior Proposal) or (B) the fact, event, change or development in circumstances giving rise to an Intervening Event.  After delivery of such notice if requested by Parent, the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith for a period ending at 11:59 p.m. (New York City time) on the fourth (4th) Business Day after the date of such notice (the “Notice Period”) to amend the terms and conditions of this Agreement such that (x) the Superior Proposal giving rise to such notice would no longer constitute a Superior Proposal or (y) the Intervening Event giving rise to such notice would no longer provide the basis for an Adverse Recommendation Change.  If the terms of the relevant Acquisition Proposal are materially amended or modified (it being understood that any change to the financial terms of such Acquisition Proposal shall be deemed a material amendment or modification), then the Company will deliver to Parent a new notice pursuant to this Section 6.3(c)(ii), except that the Notice Period shall instead end at 11:59 p.m. (New York City time), on the second (2nd)

Business Day immediately following the date such new notice is delivered to Parent (but no such new notice will shorten the initial Notice Period).

(iii)Notwithstanding anything to the contrary in this Agreement, the giving of a notice required by or otherwise complying with this Section 6.3(c) shall not, in and of itself, constitute an Adverse Recommendation Change.

(d)Application of this Provision to Representatives.  Any violation or non-performance of the restrictions on the Company set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.3 by the Company.

(e)Obligation to Terminate Discussions.  Subject to this Section 6.3, on the date hereof, the Company (i) shall, and shall cause its Subsidiaries and its and their respective directors, officers, employees and their other Representatives to, cease immediately and cause to be terminated any and all existing activities, communications, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and to cease providing any further information with respect to the Company or any such Acquisition Proposal to any such Third Party, (ii) shall promptly request that all copies of all confidential information that the Company, any of its Subsidiaries or any of its or their Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned to the extent required by any confidentiality or similar agreement with such Third Party, and (iii) cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(f)Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(i)“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that is either (A) in effect as of the date hereof, or (B) executed, delivered, and effective after the date hereof, in either case, that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that any such agreement need not contain any standstill or similar provision); provided that such agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 6.3(c) or that otherwise prohibits the Company from complying with its obligations pursuant to Section 6.3(c);

(ii)“Intervening Event” means a material fact, event, change or development in circumstances that (A) arises after the date hereof and was not known or reasonably foreseeable (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or reasonably foreseeable) to the Board of Directors of the Company as of or prior to the date hereof and (B) does not involve or relate to (1) an Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal), (2) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof or (3) changes after the date hereof in the market price or trading volume of the Company Stock or the credit rating of the Company; provided, however, that, with respect to clauses (B)(2) and (B)(3) of this definition, the underlying causes of such fact, event, change or development in circumstances may be taken into account in determining whether an “Intervening Event” has occurred; and

(iii)“Superior Proposal” means a written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or a majority of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, likelihood of satisfying all such conditions, and the estimated time period necessary prior to consummation of the transactions contemplated by such Acquisition Proposal relative to the Transactions, are more favorable, from a financial point of view, to the Company’s stockholders (solely in their capacity as such) than the Transactions.

Section 6.4Access to Information.   From the date hereof until the Effective Time and subject to Applicable Law, including the Antitrust Laws, and the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, personnel, and books and records of the Company and its Subsidiaries, provided that Parent and its Affiliates shall not conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct its Representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and (iv) give Parent written notice of entering into any Acceptable Confidentiality Agreement within twenty-four (24) hours after the execution thereof.

Section 6.5Company’s Financing Covenant.

(a)From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries and its and their respective officers, employees, advisors and other representatives to, use reasonable best efforts to, at Parent’s sole cost and expense, cooperate with Parent in connection with the arrangement of the Debt Financing, including by (i) participating in a reasonable number of lender meetings, due diligence sessions and similar presentations to and with Debt Financing Sources, including direct contact between senior management of the Company, on the one hand, and the Debt Financing Sources, on the other hand, in each case on reasonable advance notice and at reasonable times and locations, (ii) to the extent such information is readily available to the Company, furnishing Parent and its Debt Financing Sources with financial and other information customarily provided for debt financings and such other customary and pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to assist Parent in its preparation of any pro forma financial statements required in connection with the Debt Financing, (iii) assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, as may be reasonably requested by Parent, (iv) assisting with the pledging of collateral for the Debt Financing and obtaining releases of existing Liens, (v) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries and is otherwise consistent with the cooperation requirements of this Section 6.5, (vi) assisting with the preparation of customary legal opinions to be delivered to the Debt Financing Sources at closing by outside counsel to Parent, (vii) assisting with the delivery of customary certificates in connection with the Debt Financing (including the delivery of a customary solvency certificate by a continuing financial officer, the effectiveness of which shall be conditioned on the occurrence of the Closing), (viii) providing to Parent and its Debt Financing Sources at least five (5) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and any certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, in each case, in each case to the extent requested at least eight (8) Business Days prior to the Closing Date, and (ix) requesting, obtaining and delivering to Parent prior to the Closing Date customary payoff letters, together with associated lien terminations, instruments of discharge, and all other documents reasonably requested by Parent or its Debt Financing Sources relating to any Payoff Indebtedness (collectively, the “Payoff Documents”) and providing assistance and cooperation with backstopping or cash collateralizing letters of credit and similar obligations.  At least two (2) Business Days prior to the anticipated Closing Date, the Company will deliver to Parent the Payoff Documents, which will set forth (A) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness set forth on Section 6.5(a) of the Company Disclosure Schedule (the “Payoff Indebtedness”) and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment and any other fees or expenses outstanding thereunder (the “Payoff Amount”), (B ) the lenders’ obligation to release all Liens and other security in connection thereto immediately upon receiving the Payoff Amount and (C) wire transfer instructions for paying the Payoff Amount.

(b)The Company consents to the customary and reasonable use of the Company’s logos solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or Affiliates or the reputation or goodwill of the Company or any of its Subsidiaries or Affiliates or otherwise materially and adversely affect the Company or any of its Subsidiaries or Affiliates.

(c)The Company hereby expressly authorizes the use of the financial statements and other information provided hereunder for purposes of the Debt Financing and is not aware of any limitation on the use of such financial statements required by any independent accountant.

(d)All information provided pursuant to this Section 6.5 shall constitute “Evaluation Material” under the Confidentiality Agreement and shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to the Debt Financing Sources in accordance with the terms of the Debt

Commitment Letter, subject to customary confidentiality undertakings by the Debt Financing Sources.

(e)Notwithstanding anything in this Agreement to the contrary, (i) nothing shall require such cooperation as described in this Section 6.5 to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to, or be required to commit to, (A) take any action that is not contingent upon the Closing or enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (excluding any applicable certification or disclosure required on a pre-Closing basis under Section 6.5(a)(viii)), (B) take any corporate action (including any board approvals) in connection with the Debt Financing that would be effective prior to the Closing, (C) take any action that would result in any officer, director or other Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (D) deliver or cause the delivery of any legal opinions or (E) neither the Company nor its Subsidiaries will be required to disclose any information to Parent or any of its Affiliates or any Debt Financing Source or any of their respective representatives pursuant to the terms of this Section 6.5 if doing so could violate any material Contract, fiduciary duty or any Applicable Law to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject (with respect to any material Contract, to the extent not entered into in contemplation hereof).  None of the Company or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur any other liability prior to the Closing or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing matters described in Section 6.5.

(f)Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 9.2(a) as applied to the Company’s obligations under this Section 6.5, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a result of the Company’s material breach of its obligations under this Section 6.5.

Section 6.6Resignations.  At the written request of Parent, the Company shall cause any director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

ARTICLE 7
Covenants of Parent

Parent agrees that:

Section 7.1Obligations of Merger Subsidiary.   Subject to Section 8.1 and Section 8.11, Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Transactions on the terms and conditions set forth in this Agreement.

Section 7.2Voting of Shares.   Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of the Company Stockholder Approval of this Agreement at the Company Stockholder Meeting.

Section 7.3Director and Officer Liability.   Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to:

(a)For at least six (6) years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL and any other Applicable Law as provided under the Company’s certificate of incorporation and bylaws as in effect on the date hereof.

(b)For six (6) years after the Effective Time, except as otherwise required by Applicable Law, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this Section 7.3(c) an aggregate amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which aggregate amount which may be required to be paid for such policies is set forth in Section 7.3(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.3.

(e)The rights of each Indemnified Person under this Section 7.3 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the DGCL or any other Applicable Law or under any indemnification agreement of any Indemnified Person with the Company or any of its Subsidiaries each of which are set forth on Section 7.3(e) of the Company Disclosure Schedule, and nothing herein shall modify, abridge, narrow or restrict any such rights.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.4Employee Matters.

(a)For a period of twelve (12) months following the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to each individual who is a Company Employee immediately prior to the Effective Time and continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), (i) base salary or base wage rate and short-term cash incentive compensation opportunities (excluding any value attributable to equity-based compensation) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those provided to such Continuing Employee as in effect at the date hereof and disclosed on Section 4.17(a) of the Company Disclosure Schedule and (iii) other material employee benefits (excluding any value attributable to any equity or equity-based, change in control, retention, transaction or similar incentive opportunities, or defined benefit pension, nonqualified deferred compensation or retiree or post-termination health or welfare benefits), that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time under the Employee Plans set forth on Section 4.17(a) of the Company Disclosure Schedule.  In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all plans of Parent, the Surviving Corporation or their respective affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Effective Time.

(b)With respect to all Surviving Corporation Plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, maintained by Parent or any of its respective Subsidiaries (including any vacation, paid time-off and severance plans but excluding any equity based compensation plan or long-term incentive plan) in which such Continuing Employee is eligible to participate, (but not for benefit accrual under any defined benefit plan or retiree or post-termination welfare benefit plan or vesting under any equity or equity-based compensation plan), for purposes of eligibility to participate and vesting and, with respect to paid time off or severance only, determining the level of benefit, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of its respective Subsidiaries to the same extent and for the same purpose as such service was recognized under the analogous Employee Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c)With respect to any welfare plan maintained by Parent or any of its Subsidiaries in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Employee Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan in the plan year in which the Closing occurs.

(d)Parent shall provide or cause the Surviving Corporation to provide to each individual who is a Company Employee immediately prior to the Effective Time but whose employment is terminated at or within twelve (12) months following the Effective Time by Parent, the Surviving Corporation or any Subsidiary thereof, an annual bonus for the 2021 bonus year prorated based upon the number of days elapsed between the beginning of the year in which the termination occurs and the date of such termination, and based on the “target” level of performance, in each case, in accordance with the methodology set forth in the applicable individual’s offer letter and/or employment agreement as in effect as of the date hereof.

(e)With respect to any Continuing Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.4 shall be modified to the extent necessary to comply with Applicable Law where such Company Employees primarily perform their duties.

(f)The provisions of this Section 7.4 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a Third Party beneficiary of this Agreement, and no provision of this Section 7.4 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries.  Nothing herein shall be construed as an amendment to, modification, termination or establishment of any Employee Plan or compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries.

ARTICLE 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.1Regulatory Authorizations and Consents.

(a)Subject to the terms and conditions of this Agreement (including Section 8.2(b)), the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions.

(b)In furtherance and not in limitation of the foregoing, each of Parent and the Company shall file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof, which such filing will request early termination of the waiting period if available, and will supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act and will use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Parent will pay all filing fees under the HSR Act.  Neither party will, and each will cause their respective Affiliates not to, take any action intended to adversely affect the approval of any Governmental Authority of any of the aforementioned filings.  Only Parent may extend any waiting period under the HSR Act (including by withdrawing and refiling any filing pursuant to the HSR Act) or enter into any agreement with a Governmental Authority to delay or not to consummate the Transactions, but will only do so in good faith (after consulting in advance with the Company and in good faith taking the Company’s views into account).

(c)To the extent reasonably practical and permitted by Applicable Law, each party to this Agreement shall promptly notify the other parties hereto of any material oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of Section 8.1 (and, if written, provide copies of, or if oral, advise of the contents of, any such communications), permit the other parties hereto to review in advance and comment on any written communication proposed to be made by such party (or its Representatives) to any Governmental Authority and, with the exception of the HSR Act filing itself, provide the other parties hereto with copies of all correspondence, filings or other written communications between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, subject to customary and appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws (and provided that materials may be redacted as necessary to address reasonable attorney-client privilege or confidentiality concerns).  No party to this Agreement shall agree to participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable and permitted by Applicable Law, it consults with the other parties hereto in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement and to customary and appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting period.

(d)Notwithstanding anything in this Agreement to the contrary, Parent agrees to take any and all steps, and to make any and all undertakings, necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions by Parent to occur as soon as reasonably possible (and in any event, no later than the End Date), including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or otherwise taking or committing to take actions that limit Parent’s freedom of action with respect to, or its ability to retain or operate, any of the businesses, product lines or assets of Parent, in each case, as may be required in order to avoid the adoption or entry of, or to effect the dissolution or lifting of, any decisions, injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Transactions.  Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that no (x) requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Authority, (y) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, or (z) other matter relating to any antitrust or competition law would preclude the Closing by the End Date. This Section 8.1 (and not any other provision) provides the parties’ sole and exclusive obligations with respect to seeking and obtaining any approval(s) under any Antitrust Law.

Section 8.2Financing.

(a)Each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any information utilized in connection therewith (it being understood that the Company shall be required to bear any and all fees, costs and expenses incurred by or on behalf of the Company in connection with its ordinary course financial reporting requirements), and Parent and Merger Subsidiary shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents and other Representatives from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) suffered or incurred by any of them in connection with the Debt Financing or any information utilized in connection therewith, except with respect to any losses suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by the Company or any of its Subsidiaries.

(b)Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitment Letters and (ii) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Parent, Merger Subsidiary, the Sponsor or their respective Affiliates under the Financing Commitment Letters.

(c)Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to cause the Sponsor to fund, at the Closing upon the satisfaction (or waiver) of the conditions contained in the Equity Commitment Letter, the full amount of the Equity Financing required, in combination with other sources of financing, to consummate the Transactions and pay related expenses, if all conditions to Closing contained in ARTICLE 9 are satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) will be satisfied or waived upon funding).

(d)Without the prior written consent of the Company, neither Parent nor Merger Subsidiary shall consent to any amendment, modification, waiver or early termination of the Financing Commitment Letters if such amendment, modification, waiver or early termination would (i) adversely change the conditions precedent set forth therein or the timing of the funding of the commitments thereunder, (ii) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date without a corresponding increase in the Equity Financing or reduce the aggregate amount of the Equity Financing without a corresponding increase in the Debt Financing such that the aggregate amount of the Financing would be less than the amount required to pay the Required Amount, or (iii) otherwise adversely affect the ability of Parent and Merger Subsidiary to enforce their rights under the Financing Commitment Letters or consummate the Transactions or the timing of the Closing.  Parent and Merger Subsidiary shall, and shall cause their respective Affiliates to, use reasonable best efforts to maintain the effectiveness of the Financing Commitment Letters until the Transactions are consummated.  Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Commitment Letter (including any fee letter in connection therewith) or to add any additional agents or other financial institutions thereto as provided for therein shall be permitted and shall not require written consent of the Company.  For purposes of this Agreement, references to any “Financing Commitment Letter” shall include such document as permitted or required by this Section 8.2(d) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(e)Parent shall (i) give the Company prompt notice of (A) any material breach or threatened material breach by any party to any of the Financing Commitment Letters of which Parent or Merger Subsidiary becomes aware, (B) any termination or threatened termination thereof by any party thereto or (C) if for any reason Parent or Merger Subsidiary believes in good faith that (1) there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Financing Commitment Letters or any definitive agreement related thereto solely to the extent such disagreement or dispute relates to the obligation (including with respect to the conditions, “flex” provisions or termination provisions thereto) of the parties thereto to fund their commitments thereunder or the availability of the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive document related to the Financing) or (2) there is a material possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters and (ii) promptly following the Company’s request, otherwise keep the Company reasonably informed of the status of its efforts to arrange the financing for the Transactions, whether or not contemplated by the Financing Commitment Letters; provided, however, that nothing in this sentence shall require Parent to disclose any information that is subject to the attorney‑client or work-product privilege or the disclosure of which would result in the breach of any of Parent’s confidentiality obligations set forth in any of the Financing Commitment Letters (as in effect on the date hereof).

(f)If the Debt Financing contemplated by the Debt Commitment Letter becomes unavailable on the terms and conditions contemplated therein (including any applicable market “flex” provisions), in whole or in part, for any or no reason, and such unavailable portion is necessary to fund the Required Amounts without a corresponding increase in the Equity Financing necessary to fund the Required Amounts, Parent shall (i) promptly notify the Company thereof and (ii) use its reasonable best efforts to arrange for and obtain alternative financing from other sources on terms and conditions that are not materially less favorable to Parent (as determined by Parent in good faith) than those in the Debt Commitment Letter in respect of the Debt Financing which has become unavailable in an amount sufficient to fund the Required Amount (the “Alternative Debt Financing”) to replace such unavailable Debt Financing and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “Alternative Debt Commitment Letter”); provided that any such Alternative Debt Financing shall not, without the prior written consent of the Company, (1) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter in any respect that would make such conditions materially less likely to be satisfied by the Closing Date or (2) be reasonably expected to prevent, materially impede or materially delay the consummation of the Transactions.  For the avoidance of doubt, obtaining the Financing is not a condition to Closing and the failure to obtain the Financing or arrange for any such Alternative Debt Financing does not relieve Parent or Merger Subsidiary of any of its obligations to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing (subject to fulfillment or waiver of the conditions set forth in Section 9.1 and Section 9.2).  In the event any Alternative Debt Commitment Letter is obtained, (x) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by such Alternative Debt Commitment Letter and (y) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternative Debt Commitment Letter at the time in question and any Alternative Debt Commitment Letters to the extent then in effect.

Section 8.3Proxy Statement.   As soon as reasonably practicable following the date hereof (but in no event later than twenty-five (25) days after the date hereof), the Company shall prepare and file with the SEC the preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting.  The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the Applicable Law.  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC or its staff that it will not comment on, or that it has no additional comments on or has completed its review of the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.  The Company will advise Parent, promptly after it receives notice thereof (whether written or oral), of any receipt of a request by the SEC or its staff for an amendment or supplement to the Proxy Statement, any receipt of or comments from the SEC or its staff thereon and responses thereto or requests by the SEC or its staff for additional information.  Company shall not file with the SEC the Proxy Statement or any amendment or supplement thereto and shall not correspond or otherwise communicate in writing with the SEC or its staff with respect to the Proxy Statement without providing Parent a reasonable opportunity to review and comment thereon.  The Company (a) shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Transactions, and (b) after reasonable consultation with Parent (and including comments reasonably proposed by Parent), will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement.  The Proxy Statement shall comply as to form in all material respects with the requirements of the 1934 Act.  If prior to the Company Stockholder Meeting any event occurs with respect to Company or any Subsidiary of Company, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Proxy Statement or any information relating to Company, Parent or any of their Representatives shall be discovered by Company, Parent or Merger Subsidiary, that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders.

Section 8.4Public Announcements.   Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or holding any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (on which, in ease case, the other party will be provided the opportunity to review and comment), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party; provided that (a) this Section 8.4 shall not restrict any Company communication made in connection with any Acquisition Proposal or Intervening Event and (b) the restrictions in this Section 8.4 shall not apply to communications that are disclosures or communications by Parent or its Affiliates (i) to existing or prospective general or limited partners, equityholders, members, managers or investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, (ii) in connection with any dispute between the parties hereto regarding this Agreement or the Transactions, (iii) in connection with the Debt Financing, or (iv) made by the Company or Parent or their respective Affiliates in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 8.4.

Section 8.5Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.6Notices of Certain Events.   To the extent reasonably practicable and permitted by Applicable Law, each of the Company and Parent shall promptly notify the other of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and

(b)subject to Section 8.1, any notice or other communication from any Governmental Authority in connection with the Transactions.

Section 8.7Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause the Transactions, and any disposition of Company Stock (including derivative securities with respect to Company Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.8Transaction Litigation.   The Company shall notify Parent in writing promptly of the commencement of any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof (including by providing copies of all pleadings with respect thereto).  The Company shall be entitled to direct and control the defense of any Transaction Litigation; provided, however, that the Company (a) shall consult with, and shall give Parent the right to, participate in the defense, negotiation or settlement of any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), (b) shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation, and (c) shall not compromise or settle, or agree to compromise or settle, any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, any action, litigation or other proceedings related to Dissenting Shares will be governed by Section 2.4.

Section 8.9Takeover Laws.   Each of Parent, Merger Subsidiary and the Company shall, and shall cause the members of their respective Boards of Directors to, use their respective reasonable best efforts to ensure that no Takeover Law is or becomes applicable to any of the Transactions.  If any Takeover Law becomes, or may purport to be, applicable to the Transactions, each of Parent, Merger Subsidiary and the Company shall and shall cause the members of their respective Boards of Directors to, use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 8.10Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.11Merger Subsidiary.   Subject to the terms and conditions of this Agreement, Parent will take all actions necessary to (a) cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 8.12Tax Matters.   On or prior to the Closing Date, the Company shall deliver to Parent and Merger Subsidiary a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), in each case, in the form mutually agreed to between the Company and Parent, which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

ARTICLE 9
Conditions to the Merger

Section 9.1Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Applicable Law) of the following conditions:

(a)the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b)no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, judgement, action or order (whether temporary, preliminary or permanent) or Applicable Law that restrains, enjoins, makes illegal, or otherwise prohibits the consummation of the Merger or the other Transactions that shall still be in effect; and

(c)any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and no timing agreements prohibiting the consummation of the Merger shall be in effect.

Section 9.2Conditions to the Obligations of Parent and Merger Subsidiary.   The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Applicable Law) of the following further conditions:

(a)the Company shall have performed and complied with in all material respects all of its covenants and obligations hereunder required to be performed and complied with by it at or prior to the Effective Time;

(b)(i) each of the representations and warranties of the Company contained in Section 4.5(a), Section 4.5(b) and Section 4.5(c) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except where the failure to be so true and correct in all respects would not reasonably be expected to result in any cost, expense, liability or other loss to the Company (or the Surviving Corporation) or Parent, individually or in the aggregate, in excess of $1,000,000), (ii) each of the representations and warranties of the Company contained in Section 4.1(a), Section 4.2, Section 4.5(d), Section 4.20 and Section 4.21 (disregarding, and without giving effect to, all materiality and Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (iii) each of the other the representations and warranties of the Company contained in this Agreement (disregarding, and without giving effect to, all materiality and Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions to such other representations and warranties as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c)Since the date of this Agreement, there shall have been no fact, change, event, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

(d)Parent shall have received a certificate signed by a duly authorized executive officer of the Company, certifying that the foregoing conditions set forth in Section 9.2(a), Section 9.2(b), and Section 9.2(c) have been satisfied.

Section 9.3Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Applicable Law) of the following further conditions:

(a)each of Parent and Merger Subsidiary shall have performed and complied with in all material respects all of its covenants and obligations hereunder required to be performed and complied with by it at or prior to the Effective Time;

(b)(i) each of the representations and warranties of Parent contained in Section 5.1, Section 5.2, and Section 5.6 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) each of the other representations and warranties of Parent contained in this Agreement (disregarding, and without giving effect to, all materiality and Parent Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions to such other representations and warranties as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)the Company shall have received a certificate signed by a duly authorized executive officer of Parent, certifying that the foregoing conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE 10
Termination

Section 10.1Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval) only as follows:

(a)by mutual written agreement of the Company and Parent;

(b)by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 31, 2021 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party hereto if the failure of the Merger to be consummated by such time was primarily caused by the failure of such party to perform any of its obligations under this Agreement;

(ii)(A) any injunction, judgement, action or order by a court of competent jurisdiction permanently shall be in effect that restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger and has become final and non-appealable, or (B) any other Applicable Law has been enacted, entered, enforced or deemed applicable to the Merger that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to a party hereto if the enactment, issuance, promulgation, enforcement or entry of any such injunction, judgement, action or order, or such injunction, judgement, action or order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under this Agreement; or

(iii)at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available to a party hereto if the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) was primarily caused by the failure of such party to perform any of its obligations under this Agreement;

(c)by Parent, if an Adverse Recommendation Change shall have occurred;

(d)by the Company, at any time prior to obtaining the Company Stockholder Approval, if the Company, subject to complying with the terms of this Agreement (including Section 6.3), enters into a definitive Alternative Acquisition Agreement concerning a Superior Proposal and concurrently with and as a condition to such termination, the Company pays the Termination Fee payable pursuant to Section 11.4;

(e)by Parent if (i) there shall have been a breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement or (ii) any representation or warranty of the Company set forth in ARTICLE 4 of this Agreement has become inaccurate or been breached, that would, in the case of both clauses (i) or (ii), (A) result in the conditions set forth in Section 9.2(a) or Section 9.2(b) not being satisfied, and (B) such breach, failure to perform or inaccuracy is not curable within thirty (30) days or, if curable, is not cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Parent if Parent is then in breach of any covenant, agreement, representation or warranty contained in this Agreement which breach would result in a failure of a condition set forth in Section 9.1 or Section 9.3;

(f)by the Company if (i) there shall have been a breach of or failure to perform any covenant or agreement on the part of Merger Subsidiary or Parent set forth in this Agreement or (ii) any representation or warranty of Merger Subsidiary and Parent set forth in ARTICLE 5 of this Agreement has become inaccurate or been breached, that would, in the case of both clauses (i) or (ii), (A) result in the conditions set forth in Section 9.3(a) or Section 9.3(b) not being satisfied, and (B) such breach or failure to perform or inaccuracy is not curable within thirty (30) days, or, if curable, is not cured by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available to the Company if the Company is then in breach of any covenant, agreement, representation or warranty contained in this Agreement which breach would result in a failure of a condition set forth in Section 9.1 or Section 9.2; or

(g)by the Company if (i) all of the conditions to the Closing set forth in Section 9.1 and Section 9.2 were satisfied or waived as of the date the Closing should otherwise have been consummated pursuant to the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, each of which would have been satisfied if a Closing had occurred at such time), (ii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions to Parent’s obligation to consummate the Closing have been satisfied or waived and (B) the Company is ready and able to, and will, consummate the Closing on any date within three Business Days after delivery of such confirmation, and (iii) Parent fails to complete the Closing within such three Business Day period, provided, that such conditions in Section 9.1 and Section 9.2 remain satisfied and such confirmation remains in full force and effect at the close of business on such third Business Day.

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other parties hereto.

Section 10.2Effect of Termination.   If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall become void and of no effect and the Transactions shall be abandoned without liability of any party (or any stockholder or Representative of such party) to any other party hereto; provided that:

(a)This Section 10.2 and Section 8.2(a), Section 8.4, and ARTICLE 11 (other than Section 11.12) (and the corresponding definitions of any defined terms used in each of those sections) shall survive any termination hereof pursuant to Section 10.1.  For the avoidance of doubt, (i) no termination of this Agreement shall relieve the Company of its obligation to pay the Termination Fee if, as, and when required by Section 11.4(b) and (ii) no termination of this Agreement shall relieve Parent of its obligation to pay the Reverse Termination Fee if, as, and when required by Section 11.4(d).

(b)Subject to Section 11.4, neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) arising out of its fraud or Willful Breach.  For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an intentional action or intentional omission by any party if such party actually knew that the taking of such action or the failure to take such action would be a breach of this Agreement.  For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the Merger or any Debt Financing.

ARTICLE 11
Miscellaneous

Section 11.1Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be given (a) upon actual receipt if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the date sent by facsimile transmission or electronic mail (“e-mail”) transmission, so long as no error message is received by the sender on transmission, or (d) on the next Business Day after deposit with an overnight courier. Such communications, to be valid, must be addressed as follows:

if to the Company, to:

Select Interior Concepts, Inc.

400 Galleria Parkway

Suite 1760

Atlanta, GA 30339

Attention:	L.W. Varner, Jr.
Shawn K. Baldwin
Email:	bvarner@sicinc.com
sbaldwin@sicinc.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention:	W. Scott Ortwein
Justin R. Howard
Kyle G. Healy
Facsimile No.:	404-253-8376
E-mail:	scott.ortwein@alston.com

justin.howard@alston.com
kyle.healy@alston.com

if to the Parent or Merger Subsidiary, to:

Astro Stone Intermediate Holding, LLC
c/o Sun Capital Partners, Inc.

5200 Town Center Circle, 4th Floor

Boca Raton, FL 33486

Attention:	C. Deryl Couch
Jeremy Stone
Mathew Joblove
Email:	dcouch@suncappart.com
jstone@sunccappart.com mjoblove@suncappart.com

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:	Douglas C. Gessner, P.C.
Jeremy S. Liss, P.C.
Matthew S. Arenson, P.C.
Jeffrey P. Swatzell
Facsimile No.:	(312) 862-2200
Email:	dgessner@kirkland.com
jliss@kirkland.com
marenson@kirkland.com
jeffrey.swatzell@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Jonathan Davis, P.C.
Facsimile No.:	(212) 446-4900
Email:	jonathan.davis@kirkland.com

or to such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.2No Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for any covenants and agreements that are to be performed in whole or in part, after the Effective Time shall survive the Effective Time.

Section 11.3Amendments and Waivers.

(a)Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval of the stockholders of the Company having first been obtained; provided, further that Section 10.02, this Section 11.3, Section 11.4, Section 11.5, Section 11.6, Section 11.7, Section 11.8, Section 11.12(b) and Section 11.13 (and any provisions of this Agreement or any related definitions used in such sections, to the extent any amendment, modification waiver or termination of such provision or definition would modify the substance of such sections) may not be amended, waived or otherwise modified in any manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.4Expenses and Termination Fee.

(a)General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)Termination Fee.

(i)If this Agreement is terminated by Parent pursuant to Section 10.1(c), then the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account designated in writing by Parent, within two (2) Business Days after such termination.

(ii)If this Agreement is terminated by the Company pursuant to Section 10.1(d), then the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account designated in writing by Parent, concurrently with and as a condition to such termination.

(iii)If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i), Section 10.1(b)(iii) or Section 10.1(e)(i); provided that in the case of termination by the Company pursuant to Section 10.1(b)(i), the failure of the Merger to be consummated by the End Date did not result from a breach by Parent of any provision of this Agreement for which the Company could have validly terminated this Agreement pursuant to Section 10.1(f), (B) after the date of this Agreement and (x) prior to such termination in the case of a termination pursuant to Section 10.1(b)(i) or Section 10.1(e)(i) or (y) prior to the Company Stockholder Meeting in the case of a termination pursuant to Section 10.1(b)(iii), an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its stockholders and, in either case, not withdrawn, and (C) within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then immediately prior to or currently with the entry into such definitive agreement, the Company shall pay to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, the Termination Fee.

(iv)Parent shall have the right to assign the right to receive the Termination Fee to one or more Person(s) in its sole discretion; provided, that, for the avoidance of doubt, any such assignment shall not in any manner whatsoever affect the parties’ agreements set forth in this Section 11.4.

(v)“Termination Fee” shall mean $15,423,750.

(vi)The parties agree and acknowledge that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)Parent Expenses.

(i)In the event this Agreement is terminated by either Parent or the Company pursuant to Section 10.1(b)(iii), then the Company shall pay Parent the documented out-of-pocket costs and expenses, including all fees and expenses incurred in connection with the Debt Financing and the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by Parent and Merger Subsidiary in connection with this Agreement and the Transactions in an amount not to exceed $2,056,500 (the “Parent Expenses” ); provided that any payment of the Parent Expenses shall not affect Parent’s right to receive any Termination Fee otherwise due under Section 11.4(b), but shall reduce, on a dollar for dollar basis, any Termination Fee that becomes due and payable under Section 11.4(b). Any Parent Expenses required to be paid by the Company under this Section 11.4(c) shall be made by wire transfer of immediately available funds promptly, but in no event later than two (2) Business Days after the Company’s receipt of documentation supporting such Parent Expenses.

(d)Reverse Termination Fee.

(i)If this Agreement is terminated by the Company pursuant to Section 10.1(g), then Parent shall pay to the Company the Termination Fee, by wire transfer of immediately available funds to an account designated in writing by the Company, within two (2) Business Days after such termination.

(ii)“Reverse Termination Fee” shall mean $30,847,500.

(iii)The parties agree and acknowledge that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(e)Each party acknowledges that the agreements contained in this Section 11.4 are an integral part of the Transactions and that, without these agreements, the other parties would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 11.4, it shall also pay any documented out-of-pocket costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate as published by the Eastern Edition of The Wall Street Journal (the “Prime Rate”) from the date such fee, cost or expense was required to be paid to (but excluding) the payment date; provided, that such amount shall not exceed collectively $1,000,000 (collectively, “Parent Enforcement Expenses”).  If the Company commences a legal action against Parent or Merger Subsidiary as contemplated by Section 11.4(f) that results in a judgment for monetary damages against Parent or Merger Subsidiary, Parent shall also pay any documented out-of-pocket costs and expenses incurred by the Company in connection with such action, together with interest on the amount of such judgment at the Prime Rate from the date of termination of this Agreement to (but excluding) the payment date; provided, that such amount shall not exceed collectively $1,000,000 (collectively, “Company Enforcement Expenses”).

(f)Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Subsidiary fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 11.12, (i) the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) Parent, Merger Subsidiary, the Sponsor and the Debt Financing Sources, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Subsidiary or the Sponsor or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Parent Group”) in respect of this Agreement, any agreement executed in connection herewith, including the Equity Commitment Letter, and the transactions contemplated hereby and thereby shall be (I) to terminate this Agreement in accordance with ARTICLE 10 and collect, if due, the Reverse Termination Fee pursuant to Section 11.4(d) (including any Company Enforcement Expenses) from Parent and (II) following the termination of this Agreement by either party, the Company’s right to seek monetary damages (including any Company Enforcement Expenses) from Parent (and to cause the Sponsor to fund such monetary damages pursuant to the Equity Commitment Letter) in the event of

Parent’s or Merger Subsidiary’s Willful Breach prior to the termination of this Agreement; provided that under no circumstances will the collective monetary damages payable by Parent, Merger Subsidiary or any other member of the Parent Group for breaches (including any Willful Breach) under this Agreement, the Equity Commitment Letter, any other agreement executed in connection herewith or relating to the transactions contemplated hereby and thereby (including the payment of the Reverse Termination Fee pursuant to this Agreement) exceed an amount equal to $30,847,500 plus Company Enforcement Expenses (if any) and (ii) upon payment of such amounts, no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Equity Commitment Letter, or the transactions contemplated hereby or thereby; provided, that in no event will the Company be entitled to (1) payment of both monetary damages and the Reverse Termination Fee or (2) both (x) payment of any monetary damages and/or the Reverse Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Subsidiary that results in the Closing.

(g)Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing as and when required pursuant to Section 2.1(b) or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 11.12, (i) Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) the Company and its Subsidiaries, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Group”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be (I) to terminate this Agreement in accordance with this ARTICLE 10 and collect, if due, the Termination Fee pursuant to Section 11.4(b) (including any Parent Enforcement Expenses) from the Company, and (II) following the termination of this Agreement by either party, Parent’s right to seek monetary damages (including any Parent Enforcement Expenses) from the Company in the event of the Company’s Willful Breach prior to the termination of this Agreement; provided that under no circumstances will the collective monetary damages, including any Parent Expenses, payable by the Company or any other member of the Company Group for breaches (including any Willful Breach) under this Agreement, any other agreement executed in connection herewith or the transactions contemplated hereby and thereby (including the payment of the Termination Fee pursuant to this Agreement) exceed an amount equal to $15,423,750 plus Parent Enforcement Expenses (if any) and (ii) upon payment of such amounts, no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby; provided, that in no event will Parent and Merger Subsidiary be entitled to (1) payment of both monetary damages and the Termination Fee, or (2) both (x) payment of any monetary damages and/or the

Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.

(h)Each party hereto acknowledges that the Termination Fee and Reverse Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which the Termination Fee or Reverse Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Section 11.5Binding Effect; Benefit; Assignment.

(a)Except as set forth in Section 7.3 and Section 10.2(b), the parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement.  This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by Section 7.3, (ii) from and after the Effective Time, the rights of the holders of shares of Company Stock, Company RSUs, Company PSUs or Company Restricted Stock to receive the Merger Consideration set forth in ARTICLE 2 and (iii) Section 10.02, Section 11.3, Section 11.4, Section 11.5, Section 11.6, Section 11.7, Section 11.8, Section 11.12(b) and Section 11.13 may be enforced by the Debt Financing Sources, who are intended third-party beneficiaries thereof along with their successors and assigns, and may not be amended, modified, waived or terminated in a manner that would adversely affect the rights of the Debt Financing Sources under the Debt Commitment Letter in their capacity as such without the prior written consent of such Debt Financing Sources.

(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time, (ii) after the Effective Time, to any Person or (iii) any Debt Financing Source for purposes of creating a security interest herein or otherwise assign as collateral; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

(c)Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any such action, cause of action or claim against the Debt Financing Sources arising out of or relating in any way to the Financing Commitment Letters or the performance thereof) in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 11.6Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.7Jurisdiction.   All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Chancery Court declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; provided, that each party hereto agrees and consents in connection with any action or other proceeding to which the Debt Financing Sources or any potential Debt Financing Sources in accordance with the terms of the Debt Commitment Letter are a party to be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York, and, in each case, any appellate court thereof, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in any such action.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties agree that service of any court paper may be made in any manner as may be provided under Applicable Law or court rules governing service of process in such court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.8WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING COMMITMENT LETTERS, THE FINANCING OR THE TRANSACTIONS.

Section 11.9Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10Entire Agreement.   This Agreement, the Financing Commitment Letters, the Confidentiality Agreement and the other agreements and certificates contemplated by this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.11Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.12Specific Performance.

(a)The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that any breach of this Agreement would not be adequately compensated by monetary damages, and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, in addition to any other remedy to which they are entitled at law or in equity.  Subject to Section 11.12(b), the Company shall be entitled to seek to cause Parent to fully enforce the terms of the Equity Commitment Letter against the parties thereto and to cause the Financing to be funded, including by demanding that Parent and/or Merger Subsidiary institute one or more actions, suits or proceedings against the sources of the Equity Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Subsidiary’s rights thereunder.  The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

(b)Notwithstanding Section 11.12(a) or anything else in this Agreement or in any agreement or certificate contemplated hereby to the contrary, the Company shall be entitled to seek or obtain specific performance of Parent’s obligations to cause the amounts committed to be funded under the Equity Commitment Letter to be funded or to consummate the Closing, if, and only if: (i) all of the conditions set forth in Section 9.1 and Section 9.2 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied if a Closing would occur at such time) and Parent is required to consummate the Closing at such time pursuant to Section 2.1(b), (ii) the Debt

Financing has been funded in accordance with the terms of the Debt Commitment Letter or will be funded at the Closing pursuant to the terms of the Debt Commitment Letter if the Closing were to occur at such time, (iii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions to Parent’s obligation to consummate the Closing have been satisfied or waived and (B) the Company is ready and able to, and will, consummate the Closing on any date within three Business Days after delivery of such confirmation and (iv) Parent fail to consummate the Closing within three (3) Business Days following receipt of such written confirmation from the Company.  For the avoidance of doubt, in no event shall the Company or any of its Affiliates be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the amounts committed to be funded at Closing under the Equity Commitment Letter to be funded if the Debt Financing has not been funded (or will not be funded at the Closing if the amounts committed to be funded under the Equity Commitment Letter is funded at the Closing). In no event will the Company be entitled to specific performance pursuant to this Section 11.12(b) in addition to an award of money damages or the Reverse Termination Fee. Notwithstanding anything that may be expressed or implied in this Agreement, but without limiting the Company’s rights to seek specific performance of Parent’s obligations pursuant to Section 8.2, in no event shall the Company or any of its Affiliates be entitled to enforce specifically any of Parent’s and its Affiliates’ respective rights under the Debt Commitment Letter or any other agreements relating to the Debt Financing against the sources thereof; provided, that notwithstanding the foregoing, in no event shall anything in this Agreement limit the rights of Parent under the Debt Commitment Letter.

Section 11.13No Recourse.   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no member of the Company Group and no member of the Parent Group (other than the Sponsor to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith.  In no event shall the Company or any of its Affiliates or other member of the Company Group, on the one hand, and Parent, Merger Subsidiary or any of their respective Affiliates or other member of the Parent Group on the other hand, and each of the member of the Company Group and member of the Parent Group agrees not to and to use commercially reasonably efforts to cause its respective controlled Affiliates and other member of the Company Group or member of the Parent Group, as applicable, not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any member of the Parent Group or any member of the Company Group, as applicable, not a party to this Agreement (other than to the extent permitted by, and subject to the limitations of, the Equity Commitment Letter).

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ L.W. Varner, Jr.
Name:	L.W. Varner, Jr.
Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ASTRO STONE INTERMEDIATE HOLDING, LLC

By:	/s/ Jeremy Stone
Name:	Jeremy Stone
Title:	Vice President

ASTRO STONE MERGER SUB, INC.

By:	/s/ Jeremy Stone
Name:	Jeremy Stone
Title:	Vice President